EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Francesca’s Holdings Corporation 2007 Stock Incentive Plan, the Francesca’s Holdings Corporation Stock Incentive Plan and the Francesca’s Holdings Corporation 2011 Equity Incentive Plan of Francesca’s Holdings Corporation of our report dated April 15, 2011, with respect to the consolidated financial statements included in the Registration Statement (Form S-1) for the year ended January 29, 2011and related Prospectus of Francesca’s Holdings Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

July 26, 2011